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                                                                    EXHIBIT 99.1


[CHARTER COMMUNICATIONS LOGO}


FOR IMMEDIATE RELEASE


                      CHARTER COMMUNICATIONS HOLDINGS, LLC
               CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION
                        ISSUES $1.3 BILLION SENIOR NOTES

ST. LOUIS, MO, JANUARY 6, 2000 -- Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation today announced that they had entered into an agreement to sell $675,000,000 of 10% Senior Notes due 2009, $325,000,000 of 10.25% Senior Notes Due 2010 and 11.75% Senior Discount Notes Due 2010 with a principal amount at maturity of $532,000,000. The sale of the notes will provide gross proceeds to the issuers of approximately $1,300,000,000. The transaction size was increased from the $900,000,000 originally sought by the issuers. The net proceeds of the offering will be used to repay debt, including notes that will be put to the issuers' subsidiaries in change of control offers that are pending or anticipated.

Charter is the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers after giving effect to a pending acquisition.

Charter New Debt add one-
The notes are being sold to qualified institutional buyers in reliance on Rule 144A.

The notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For More Information Contact:
Ralph G. Kelly
Senior Vice President-Treasurer
314/543-2388
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